UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 21, 2011

Morgan Stanley
(Exact Name of Registrant as Specified in Charter)

Delaware	1-11758	36-3145972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1585 Broadway, New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 761-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into Material Definitive Agreement.

On April 21, 2011, Morgan Stanley (the “Company”) and Mitsubishi UFJ Financial Group, Inc. (“MUFG”) entered into a transaction agreement (the “Transaction Agreement”) pursuant to which MUFG agreed to convert all of its shares of Series B Non-Cumulative Non-Voting Perpetual Convertible Preferred Stock (“Series B Preferred Stock”) into common stock of the Company (“Common Stock”).

Pursuant to the Transaction Agreement, the Company has agreed to adjust the conversion rate with respect to the Series B Preferred Stock, in accordance with its terms, such that each share of Series B Preferred Stock will be convertible into 49.1713 shares of Common Stock.  Following this adjustment, MUFG will receive 385,464,097 shares of Common Stock at the closing of the conversion (the “Closing”).  The Transaction Agreement also grants MUFG the right, in certain circumstances, prior to the earlier of the Closing and the termination of the Transaction Agreement, to elect to exchange all of its shares of Series B Preferred Stock for an equal number of shares of newly-issued Series D Non-Cumulative Non-Voting Perpetual Convertible Preferred Stock, par value $0.01 per share, liquidation preference $1,000 per share (the “Series D Preferred Stock”).  The terms of the Series D Preferred Stock would be identical to the terms of the Series B Preferred Stock, except that full mandatory conversion of the Series D Preferred Stock into Common Stock could not occur prior to termination of the Transaction Agreement.  The Series D Preferred Stock, if issued, will be converted into 385,464,097 shares of Common Stock at the Closing.

Also pursuant to the Transaction Agreement, at the Closing, the Company and MUFG will enter into a second amendment to the Investor Agreement dated as of October 13, 2008 between the Company and MUFG, pursuant to which, among other things, the Company will grant MUFG the right to designate a second member to the Company’s Board of Directors (in lieu of the board observer rights to which MUFG is currently entitled under the Investor Agreement).  This right will terminate upon MUFG’s owning less than 20% of the Common Stock on a primary basis for a period of six consecutive months.

The conversion is subject to customary closing conditions, including receipt of required regulatory approvals in certain jurisdictions globally.  The Company expects the Closing to occur no later than the third quarter of this year. Notwithstanding the statement in the Company’s press release announcing the transaction that the conversion would be subject to shareholder approval, the Company has determined, after consultation with the New York Stock Exchange, that no shareholder vote is required under the Exchange’s rules.

In connection with MUFG’s investment in Morgan Stanley in October 2008, the Company and Morgan Stanley have established a global strategic alliance, which includes initiatives in corporate and investment banking, retail banking and lending activities.

The description of the Transaction Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Transaction Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 3.02.  Unregistered Sale of Equity Securities.

The information set forth in Item 1.01 above is incorporated herein by reference.

The issuance of Common Stock to MUFG upon conversion of the Series B Preferred Stock (or, if applicable, the Series D Preferred Stock) is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act of 1933. The Company has not engaged in general solicitation or advertising with regard to the issuance and sale of the Common Stock and has not offered securities to the public in connection with such issuance and sale.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

10.1	Transaction Agreement dated as of April 21, 2011 between the Company and Mitsubishi UFJ Financial Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MORGAN STANLEY (Registrant)

Date:	April 22, 2011	By:	/s/ Martin M. Cohen
			Name:	Martin M. Cohen
			Title:	Corporate Secretary